UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On May 27, 2026, the Radoff-JEC Group issued the following press release and open letter to the independent members of the board of directors of the Company, Perella Weinberg Partners LP and Wilson Sonsini Goodrich & Rosati, Professional Corporation:

The Radoff-JEC Group Calls on Seer Inc. and its Advisors to Reevaluate its Premium Acquisition Proposal in the Best Interests of All Stockholders

Corrects the Board’s Flawed Reasons for Rejecting its Credible, Premium Acquisition Offer in Apparent Breach of its Fiduciary Duty

Reaffirms its Fully Financed Proposal to Acquire Seer for $2.40 per Share in Cash – a 42% Premium to the Unaffected Share Price – and a CVR for Stockholders to Receive 80% of the Net Proceeds from the Company’s Assets

Files Preliminary Proxy Statement to Give Stockholders the Opportunity to Elect Three New Qualified, Independent Directors Who Intend to Advocate for a Strategic Review Process Aimed at Maximizing Value for All Seer Stockholders

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.8% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today issued the following open letter to the Company’s independent directors and financial and legal advisors in response to Seer’s apparent bad-faith rejection of the Radoff-JEC Group’s three fully financed proposals to acquire Seer.

The Radoff-JEC Group has also filed a preliminary proxy statement to solicit votes for the election of its three nominees – Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini – to the Board at the upcoming 2026 Annual Meeting of Stockholders.

***

May 27, 2026

Seer, Inc.

3800 Bridge Parkway, Suite 102

Redwood City, California 94065

Attn: Meeta Gulyani, Terrance McGuire, Dipchand Nishar, Isaac Ro and Nicolas Roelofs, Ph.D.; Perella Weinberg Partners LP; and Wilson Sonsini Goodrich & Rosati, Professional Corporation

Dear Independent Members of the Board, Perella Weinberg and Wilson Sonsini,

As you are aware, the Radoff-JEC Group has submitted three public proposals to acquire Seer:

•	April 13, 2026: Proposal to acquire the Company for $2.25 per share in cash, a 33% premium to the unaffected closing price, and a contingent value right (“CVR”) for stockholders to receive potential additional value from the sale of Seer’s assets.

•	April 24, 2026: Improved proposal to acquire the Company for $2.35 per share in cash, a 39% premium to the unaffected closing price, and the same CVR.

•	May 14, 2026: Third proposal to acquire the Company for $2.40 per share in cash, a 42% premium to the unaffected closing price, and the same CVR.

The Board did not respond to our April 13 proposal, rejected our April 24 proposal without engaging with us and rejected our May 14 proposal – again, without engaging with us. As the fourth-largest stockholder of Seer with a 7.8% ownership stake, we believe it is a potential breach of fiduciary duty for the Board to refuse to engage with a bidding party and reject an acquisition offer that could represent superior value for stockholders compared to what could reasonably be expected under the status quo.

In Seer’s May 21, 2026 press release, the Board alleged our proposal “is not in the best interests of Seer stockholders because it significantly undervalues Seer and fails to reflect the value of Seer’s long-term growth prospects.” How can the Board credibly claim this when Seer’s management team – which has failed to create any value for stockholders over the past five and a half years – has not provided a credible standalone plan that would deliver superior value? Since the Board has refused to discuss our proposal with us, denying us an opportunity to address any concerns, we are providing written explanations below for why we believe the Board’s purported reasons for rejecting our bids are not legitimate.

Seer’s Reasons for Rejecting Our Bids[1]	The Radoff-JEC Group’s Views
“[T]he Board carefully reviewed the Revised Proposal in consultation with its independent financial and legal advisors. Following a thorough analysis, the Board concluded that the Revised Proposal significantly undervalues Seer.”

Given that the Board never spoke to us, it’s difficult to take its “careful” and “thorough” review seriously.

Perella Weinberg and Wilson Sonsini’s role appears to be implementing activist defense strategies to help Chair and CEO Omid Farokhzad, M.D. and his allies entrench themselves – not advising the Board on ways to maximize value for all stockholders. When Perella Weinberg calculated the potential value of the Company as a standalone enterprise under Dr. Farokhzad, how did it account for Dr. Farokhzad’s and director Dr. Robert Langer’s record of incinerating more than $1 billion of investor capital across at least five separate companies?

“[T]he Second Unsolicited Proposal fails to reflect the value of Seer’s Proteograph Product Suite platform, as well as Seer’s technology leadership, adoption momentum and standalone growth prospects.”

Seer is a microcap business that is projected to grow revenue by just 3% this year after burning nearly $16 million in cash in the most recent quarter. The Company posted $2.8 million in revenue in the first quarter of 2026, which represents a -33.3% decline year over year and its lowest first-quarter revenue since 2021.

The Company’s first quarter results were so disappointing that its stock – which had risen following our initial acquisition proposal – fell to below the unaffected share price in the days after the earnings report.[2]

Our proposal, which includes a CVR to enable stockholders to receive 80% of the net proceeds received from any license, sale or other disposition of Seer’s business and assets, will unlock whatever value remains of Seer’s platform and the technology that underpins it.

“The Board is confident that Seer’s strategy, platform and team will create value well in excess of the proposal from the Radoff-JEC Group.”

The Seer leadership team has detailed its strategy and the market opportunity for its platform in numerous earnings calls, SEC filings, investor presentations and investor conferences. Since the Company’s initial public offering in December 2020, Dr. Farokhzad and his management team have delivered a -97% total stockholder return and burned hundreds of millions of cash while delivering negligible revenue growth.[3] There is no evidence to support Dr. Roelofs’ statement.

This is a Company that has no business remaining public under the same failed leadership.

“As with the Initial Unsolicited Proposal, the Second Unsolicited Proposal was not accompanied by any evidence that the Radoff-JEC Group had access to the funds necessary to consummate the proposed acquisition.”

As we stated at the time of submitting them, each of our acquisition proposals were fully financed and subject to very limited confirmatory due diligence. The acquisition proposals could be financed with the cash on the Company’s balance sheet.

How can the Board and its advisors declare our offer as highly contingent and lacking funding when they have never reached out to us and when that contradicts the facts of our offer?

1 Seer’s April 27, 2026 and May 21, 2026 press releases and 2026 preliminary proxy statement.

2 Bloomberg. On April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial non-binding proposal to acquire the Company, Seer’s share price closed at $1.69. One week after the Company reported Q1 2026 earnings on May 13, 2026, Seer’s share price closed at $1.68 on May 20, 2026.

3 Bloomberg. TSR from December 4, 2020 through the unaffected date of April 10, 2026.

Independent directors are legally obligated to act in the best interest of all stockholders – not remain complicit in decisions that are apparently being pushed by management and destroying value. As directors and named advisors to a public company, your individual reputations are on the line. We continue to believe that an immediate sale of the Company would be in the best interest of all stockholders and provide immediate value that is at risk of further destruction under the current leadership team. We urge you to reevaluate the merits of our proposal and immediately initiate a credible strategic review process, which should be run by an independent committee of the Board and include engagement with us to discuss our proposal in detail.

Because you continue to act in a manner that, in our view, borders on breaching your fiduciary duty, we have no choice but to proceed with a proxy contest to give stockholders the opportunity to elect three new highly qualified, independent directors who would bring significant biotechnology, capital allocation, M&A and public company governance experience to the boardroom. If elected, Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini plan to advocate for a robust strategic review process aimed at maximizing value for all Seer stockholders. We expect stockholders will overwhelmingly vote for change in light of the Company’s abysmal performance, lack of revenue growth and mishandling of our acquisition proposal under the current Board and management team.

Sincerely,

Bradley L. Radoff and Michael Torok

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff and Michael Torok, together with the other participants named herein (collectively, the “Radoff-JEC Group”), have filed a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

THE RADOFF-JEC GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are The Radoff Family Foundation (“Radoff Foundation”), Bradley L. Radoff, JEC II Associates, LLC (“JEC II”), The MOS Trust (“MOS Trust”), MOS PTC, LLC (“MOS PTC”), Michael Torok, Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini.

As of the date hereof, Radoff Foundation directly beneficially owns 500,000 shares of Class A Common Stock, par value $0.00001 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 2,110,232 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 500,000 shares of Common Stock directly beneficially owned by Radoff Foundation, which, together with the 2,110,232 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 2,610,232 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, JEC II directly beneficially owns 1,167,296 shares of Common Stock. As of the date hereof, MOS Trust directly beneficially owns 215,000 shares of Common Stock. MOS PTC, as the trustee of MOS Trust, may be deemed to beneficially own the 215,000 shares of Common Stock directly beneficially owned by MOS Trust. As of the date hereof, Mr. Torok directly beneficially owns 285,000 shares of Common Stock. Mr. Torok, as the Manager of JEC II and a Manager of MOS PTC, may be deemed to beneficially own the 1,382,296 shares of Common Stock directly beneficially owned in the aggregate by JEC II and MOS Trust, which, together with the 285,000 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 1,667,296 shares of Common Stock beneficially owned by Mr. Torok. As of the date hereof, each of Dr. Berman and Messrs. Horowitz and Rinaldini does not beneficially own any shares of Common Stock.

Contacts

Greg Lempel

greg@fondrenlp.com